Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 30, 2009 (“Date of this Agreement”), between THE CHEESECAKE FACTORY INCORPORATED (the “Company”) and DAVID M. OVERTON (the “Employee”).

WHEREAS, the Compensation Committee of the Board of Directors (“Board”), of the Company (the “Compensation Committee”) has approved and authorized the entry into this Agreement with the Employee; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1.                                       Employment.  During the Term of this Agreement, Employee is employed as Chief Executive Officer (“CEO”) of the Company and, so long as Employee remains CEO and a member of the Board shall be the Chairman of the Board.  As Chairman of the Board, Employee shall have all rights and duties set forth in the Company’s Articles of Incorporation and By-laws and will work in collaboration with the Lead Director of the Board to establish the agendas for the Board meetings.  As CEO, Employee shall have all rights and duties set forth in the Company’s Articles of Incorporation and By-Laws and, subject to the oversight of the Board, shall have general supervision, direction and control of the business and the officers, employees and agents of the Company, including development and implementation of the Company’s strategic plans and policies, short-and long-term growth, operations, financial and capital expenditure decisions, reporting structure and organization, budgeting and financial performance, and communications and relations with investors, other Board members, customers, and other outside Company business interests.  The Employee shall devote substantially all his time, attention and energies to the business and affairs of the Company and the subsidiaries.  The Company acknowledges that the Employee is a member of the Board and that such membership constitutes an integral part of the Employee’s duties hereunder.

2.                                       Term.  The “Term of this Agreement” or “Term” shall be for the period beginning the Date of this Agreement and ending on May 7, 2012.

3.                                       Salary.  Subject to the further provisions of this Agreement, the Company shall pay the Employee a salary at an initial annualized rate equal to $850,000 effective as of June 30, 2009.  The Employee’s salary may be increased at such times, if any, and in such amounts as determined by the Compensation Committee in its discretion.  The Compensation Committee will review the salary on an annual basis.  Any increase in salary shall not serve to limit or reduce any other obligation of the Company hereunder.  Such salary shall be payable by the Company to the Employee not less frequently than monthly.  Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

4.                                       Bonus.  While employed by the Company pursuant to this Agreement, the Employee shall be eligible to be a participant in the Company’s Performance Incentive Plan (or any modified or replacement plan providing for bonus incentives to executive officers) (“Incentive Plan”) subject to the terms, conditions and limitations of such Incentive Plan.  During the Term of this Agreement Employee also shall be eligible for other discretionary bonus awards, as determined in the sole discretion of the Compensation Committee.

5.                                       Participation in Employee Benefit Plans.  While employed by the Company pursuant to this Agreement, the Employee shall be entitled to participate equitably with other executive officers commensurate with Employee’s position with the Company, in any plan of the Company relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education, or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive officers, subject to the terms, conditions and limitations of any such plan.

6.                                       Equity Compensation.

(a)                                  Grants. On May 7, 2009 (“Date of Grant”), the Company granted the Employee (x) 50,000 restricted shares of the Company’s common stock (“Restricted Shares”) and (y) 100,000 non qualified stock options (“Options”) to purchase shares of the Company’s common stock pursuant to a Notice and Agreement of Grant of Stock Option and/or Restricted Share Award (“Equity Agreement”).  The Restricted Shares and the Options are subject to the terms and conditions of the Company’s 2001 Omnibus Stock Incentive Plan as restated April 5, 2004, as further amended July 23, 2008 (“Plan”), the Equity Agreement and the Company’s stock retention requirements applicable to executive officers.

(b)                                 Consideration for Future Grants.  The Employee during the Term of this Agreement shall be eligible for future grants of options to purchase the Company’s common stock, restricted shares, or other equity incentives under the Company’s equity incentive plans at levels commensurate with Employee’s position with the Company.  All such grants and the terms and conditions shall be in the discretion of the Compensation Committee.

(c)                                  Prior Grants.  If, on the Date of Termination (as hereinafter defined in Section 13(d)), any installment of non qualified stock options to purchase shares of the Company’s common stock granted to the Employee pursuant to the Plan on or subsequent to December 29, 2004 and prior to the grant of the Options are not then exercisable and the Employee’s employment is not terminated for Cause (as hereinafter described in Section 12(c)), such installment shall become immediately exercisable subject to expiration as set forth in the Plan or any option agreement.

7.                                       Fringe Benefits.  While employed by the Company pursuant to this Agreement, the Employee shall be entitled to receive all other fringe benefits, which are now or may be provided to the Company’s executive officers.  To the extent that the level of any such benefits is based upon seniority, level of services or compensation levels, the Company shall make an appropriate and proportionate adjustment to the Employee’s benefits.

8.                                       Vacation. While employed by the Company pursuant to this Agreement, the Employee shall be entitled to an annual paid vacation in accordance with the Company’s general administrative policy.

9.                                       Business Expenses.  While employed by the Company pursuant to this Agreement, the Employee shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company agrees that it will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies.  Reimbursement shall be made within a reasonable period after the Employee’s submission of an itemized account in accordance with the Company’s established policies; provided, however, to the extent that any reimbursement of any business expense under this Section 9 or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Employee, (a) such amounts shall be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred; (b) such amounts reimbursed or provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and (c) the Employee’s right to such reimbursement or payment of any such amounts shall not be subject to liquidation or exchange for any other benefit (“409A Reimbursement Conditions”).

10.                                 Code Section 280G.

(a)                                  Notwithstanding any other provision of this Agreement, in the event that Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company, from any person whose actions result in any change described in Code Section 280G(b)(2)(A)(i) (a “Section 280G Transaction”) or from any person affiliated with the Company or such person (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and it is determined that, but for this Section 10(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Employee either (i) the full amount of the Company Payments (as defined below) or (ii) an amount equal to the Company Payments (as defined below), reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether Employee would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of

Employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)                                 In the event that Section 10(a) applies and a reduction is required to be applied to the Company Payments thereunder, the Company Payments shall be reduced by the Company in its reasonable discretion in the following order and in a manner that complies with Code Section 409A (as determined by the Company): (i) reduction of any cash payments otherwise payable to Employee that are exempt from Code Section 409A; (ii) reduction of any cash payments otherwise payable to Employee that are subject Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (v) reduction of any other payments and benefits otherwise payable to the Employee by the Company on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company.  If acceleration of vesting of Employee’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.  For purposes of this Section 10, the term “Company Payments” means any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company.

(c)                                  All calculations and determinations under this Section 10, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an accounting firm selected by the Company and reasonably acceptable to Employee which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”).  All determinations made by the Accounting Firm under this Section 10 shall be conclusive and binding on both the Company and Employee, and the Company shall cause the Accounting Firm to provide its determinations and any supporting calculations with respect to Employee to the Company and Employee.  The Company shall bear all fees and expenses charged by the Accounting Firm in connection with its services.  For purposes of making the calculations and determinations under this Section 10, after taking into account the information provided by the Company and Employee, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999.  The Company and Employee shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section 10.

11.                                 Indemnity.  The Company shall indemnify and hold the Employee harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Employee on behalf of or in the course of performing services for the Company to the same extent the Company indemnifies and holds harmless other executive officers and directors of the Company and in accordance with the Company’s certificate of incorporation, bylaws and established policies.  While employed by the Company pursuant to this Agreement, the Company agrees to seek to maintain director and officer liability insurance.  The Company agrees to seek to maintain such insurance for a period of at least 36 months following the Date of Termination (as hereinafter defined).  In the event that the Company does not maintain a director and officer liability policy covering former directors and officers during such 36-month period, the Company agrees to seek to obtain and maintain “tail” coverage for director and officer liability with respect to former directors and officers for a period of up to 36 months after the Date of Termination.  This indemnification provision is in addition to, and does not supersede any other agreement of indemnification provided by the Company to Employee.

12.                                 Certain Terms Defined.  For purposes of this Agreement:

(a)                                  The Employee shall be deemed to incur a “Permanent Disability” if a physical or mental condition occurs and persists which, in the written opinion of a licensed physician selected by the Compensation Committee in good faith, has rendered the Employee unable to perform the Employee’s duties hereunder for a period of 90 days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional 90-day period, rendering the Employee unable to return to the Employee’s duties.  To the extent the Employee’s Permanent Disability results in any payment hereunder subject to the requirements of Section 409A(a) of the Code, such payment shall be further conditioned on the Employee’s Permanent Disability also constituting a “disability” within the meaning of Regulations Section 1.409A-3(i)(4).

(b)                                 “Beneficial Owner” shall have the meaning given to such term in the Exchange Act and the rules and regulations thereunder.

(c)                                  “Cause” means termination upon:  (1) the willful failure by the Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties; (2) the Employee’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (3) the Employee’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.  No act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by him in bad faith and done or omitted to be done without the reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a meeting of such members (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before such members of the Board), finding that he has engaged in the conduct set forth above in this subsection (c) and specifying the particulars thereof in detail.

(d)                                 A “Good Reason” shall mean any of the following:  (i) a reduction of the Employee’s salary as in effect on the date hereof or as increased pursuant to Section 3; (ii) a relocation of the Company’s principal executive offices to a location that is more than 50 miles from the location of the Company’s offices specified in Section 22 of this Agreement that was not recommended by the Employee to the Board; or (iii) any material breach by the Company of this Agreement.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)                                 “Regulations” means the official Treasury Department interpretation of the Internal Revenue Code.

(h)                                 “Separation from Service” means a separation from service as that term is used in Code Section 409A(a)(2)(i) and the Regulations thereunder.

13.                                 Termination.

(a)                                  Death or Disability.  This Agreement shall terminate automatically upon the Employee’s death or Permanent Disability.

(b)                                 Cause.  The Company may terminate the Employee for Cause.

(c)                                  Notice of Termination.  Any termination of the Employee’s employment by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 22.  In the event of the Employee’s termination of employment for Good Reason, the Employee shall provide the Notice of Termination no later than 90 days following the initial existence of the condition or occurrence of the event purported to constitute Good Reason, and such Notice of Termination shall specify a Date of Termination that is no earlier than 30 days after the date of such Notice of Termination.  Any termination by the Company due to Permanent Disability shall be communicated by giving written notice of its intention to terminate the Employee’s employment, and his employment shall terminate after receipt of such notice (“Disability Effective Date”).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(d)                                 Date of Termination.  “Date of Termination” means the date the Notice of Termination is given (as set forth in Section 22 below) or any later date specified therein (but not more than 60 days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Employee’s employment is terminated by the Company for Cause, the Date of Termination is the date on which the Company gives notice to the Employee of such termination; (ii) if the Employee’s employment is terminated due to Permanent Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Employee’s employment is terminated due to the Employee’s death, the Date of Termination shall be the date of death.

14.                                 Certain Benefits Upon Termination.

(a)                                  If the Employee’s employment with the Company is terminated for any reason other than for Cause, death or Permanent Disability or if Employee voluntarily resigns his employment with the Company for a Good Reason, then the Company following the Date of Termination and for the Term of this Agreement (“Continuation Period”) (i) shall continue payment of Employee’s then existing Salary on the same schedule as corresponds to the regular Company payroll dates in effect on the Employee’s Date of Termination (with such payment to be treated as a separate payment for purposes of Section 409A of the Code); (ii) shall at the Company’s expense, continue to provide Employee with a car at the comparable level provided to Employee prior to the Date of Termination; (iii) shall pay Employee a performance achievement bonus under the Company’s Incentive Plan that is proportionately adjusted to take into account the period of actual service of the Employee during the Company’s fiscal year in which the Employee’s employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is not inconsistent with Section 162(m) of the Code and the Regulations thereunder; and (iv) shall at its expense continue on behalf of the Employee and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Employee at any time during the 90-day period prior to the Date of Termination or (y) to other similarly situated employees who continue in the employ of the Company during the Continuation Period.  The coverage and benefits (including deductibles and costs) provided in this Section 14(a) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Company’s obligations hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  This Section 14(a) shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment.  During the period of the Continuation Period in which the Employee and his dependents and beneficiaries are eligible to receive continued benefits under the Company’s group plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the portion of the Employee’s premium payments necessary to satisfy the requirements of this Section 14(a) with respect to medical, dental and hospitalization benefits.  With respect to any period during the Continuation Period in which the Employee or his dependants and beneficiaries cease to be eligible for COBRA coverage, and with respect to life insurance and disability benefits for the remainder of the Term for which the Company cannot make direct premium payments for such benefits in accordance with the requirements of Section 409A or otherwise, the Employee (or his dependants and beneficiaries, as applicable) shall pay to the Company, insofar as permitted by such benefit plans, on an after-tax basis, an amount equal to the full premium cost of medical, dental, hospitalization, life insurance and disability benefits coverage.  Within 30 days of such payment, subject to the 409A Reimbursement Conditions, the Company shall pay to the Employee (or his dependents and beneficiaries, as applicable) in cash (less required withholding) an amount equal to full premium cost of medical, dental, hospitalization, life insurance and disability benefits coverage.

(b)                                 In the event Section 14(a) is applicable to a termination of Employee’s employment, then (i) in addition to the payments provided therein, the Company shall pay all accrued but unpaid salary, and bonus and amounts due under the Company’s Incentive Plan or any other bonus or incentive plan then in effect in accordance with the terms and conditions of such plans, and all accrued but unpaid or unused vacation, sick pay and expense reimbursement benefit, and (ii) all other benefits shall vest (unless a plan specifically provides vesting standards in which event the plan’s terms and conditions shall govern vesting).

(c)                                  To the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Section 14 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of the Employee’s death, and if any such benefit payments are suspended pursuant to clause (i), the full amount of such payments shall be paid in a lump sum on the day immediately following the expiration of such six-month period.

(d)                                 In the event the Employee is entitled hereunder to any payments or benefits set forth in Section 14(a), the Employee shall have no obligation to notify Company of employment subsequent to the Employee’s termination or to offset (except to the extent required by Section 14(a)) the Company’s obligation by payments due to such employment and shall have no duty to mitigate.

15.                                 Emeritus Period.  Following Separation from Service and continuing during his lifetime (“Emeritus Period”), Employee shall have the title of “Founder” of the Company.  If Employee was not terminated for Cause, Employee shall also have the title of “Chairman Emeritus” during the Emeritus Period.  During the Emeritus Period, the Employee shall receive no monetary compensation unless otherwise agreed to by the Company and the Employee, but the Company, provided that Employee was not terminated for Cause, shall insofar as feasible provide to Employee, for a period of up to 10 years, an office in the Company’s executive suite and the assistance of a secretary; provided, however that if Employee is in “competition” with the Company during any time period that Employee is being provided such office and/or the assistance of a secretary (competition shall be defined herein as engaging in any conduct which violates Sections 20(a), (b), or (d) or in the event such section(s) are not then effective, would violate such section(s) if such section(s) were then effective), the Company may in its discretion terminate the provision of an office and/or the assistance of a secretary.  It is anticipated that during any period that Employee is being provided with an office and/or the assistance of a secretary that Employee shall, at his discretion, promote the brand, business and reputation of the Company.  In no event shall any such services provided by Employee during the period that he is provided with an office and/or the assistance of a secretary equal or exceed 20% of the average level of bona fide services performed by the Employee during the preceding 36 month period.  If the Employee was not terminated for Cause, the Employee shall also have unlimited dining privileges at all restaurant concepts of the Company during the Emeritus Period.

16.                                 Founder’s Retirement Benefit.

(a)                                  In addition to all amounts otherwise payable under this Agreement, the Company shall pay the Employee, during his lifetime or in the event of his death the Employee’s designated beneficiary or his estate if no beneficiary is designated, a retirement benefit in the annual amount of six hundred and fifty thousand dollars ($650,000) for a period of ten (10) years (“Founder’s Retirement Benefit”) payable in equal monthly installments.

(b)                                 Payment of the Founder’s Retirement Benefit shall commence on the first regular Company payroll date occurring at the later of the end of the Term of this Agreement or at least six (6) months and one day after Separation from Service.  The Founder’s Retirement Benefit shall be payable from the general, unrestricted assets of the Company, and the Employee shall be an unsecured general creditor of the Company.  The Company’s obligations hereunder are an unfunded, unsecured promise to pay benefits in the future, and the Employee shall have no right or interest in any specific assets of the Company by virtue of this obligation.  No trust shall be construed to have been created by this Section 16, nor shall any fiduciary relationship be construed to exist between the Company and the Employee.  If the Company, in its sole discretion, elects to fund its obligations to pay the Founder’s Retirement Benefit through the purchase of one or more insurance policies, the Employee shall have no rights in such policy or policies, or the proceeds thereof.  The Company shall be the sole owner and beneficiary of said policy or policies, and shall hold all incidents of ownership.  The Founder’s Retirement Benefit is nontransferable, and the Employee shall not assign, transfer, or otherwise encumber any payments made hereunder except for a properly executed written beneficiary designation.  Any attempt to transfer or assign benefits shall be null and void, and shall terminate the Company’s obligations under this Agreement.  The Company shall have the right to deduct and pay over from all Founder’s Retirement Benefit payments hereunder any federal, state, local or employment taxes which it deems are required by law to be withheld with respect to such payments.

17.                                 Fees and Expenses.  The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as they become due as a result of (a) the Employee’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or employment), or (b) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits.  In the event the Company is the prevailing party in any such proceeding, except for fees and costs of arbitration and any type of costs that are unique to arbitration, the Company shall be awarded the legal fees and related expenses it has incurred on behalf of Employee pursuant to this Section 17.

18.                                 No Set Off, Interest.  Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.  All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by Bank of America National Trust and Savings Association in effect from time to time during the period of such nonpayment.

19.                                 Assignment.

(a)                                  This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

(b)                                 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

(c)                                  This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

20.                                 (a)                                  Confidential Information.  During the Term of this Agreement and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of his employment, the Employee will promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

(b)                                 Noncompetition.  The Employee agrees that during the Term of this Agreement and for a period of two (2) years thereafter (to the fullest extent permitted under applicable law), he will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company; provided, however, that the “beneficial ownership” by the Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the Exchange Act, of not more than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement.  Notwithstanding the foregoing, Employee, subject to prior written consent by the Board, which consent shall not be unreasonably withheld, may be a member of the board of directors of one or more other restaurant companies provided that such other company or companies is/are not a significant or direct competitor of the Company and provided further that Employee’s acceptance of any other directorship position while a director of the Company is not in violation of applicable laws or the Company’s policies or procedures concerning the board of director positions.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

(c)                                  Right to Company Materials.  The Employee agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company.  Upon the termination of his employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Employee shall not make or retain any copies thereof.

(d)                                 Antisolicitation.  The Employee promises and agrees that during the Term of this Agreement, and for a period of two years thereafter, he will not influence or attempt to influence customers, franchisees, landlords, or suppliers of the Company or any of its subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

21.                                 Deferred Compensation.  The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, including any and all specifically referenced Regulation Sections contained in the Agreement, but only to the extent any compensation or benefits provided hereunder are not excepted or excluded from such requirements pursuant to the short-term deferral exception described in Regulations Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Regulations Section 1.409A-1(b)(9)(iii), or otherwise.  Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Section 409A and the taxes imposed thereunder.

In the event either party reasonably determines any item payable by the Company to the Employee pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, or to qualify as excepted or excluded from Section 409A, such party shall notify the other in writing.  Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination.  The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement and to avoid the inclusion of such item in a tax year before the Employee’s actual receipt of such item of income.  Provided, however, nothing in this

Section 21 shall be construed or interpreted to require the Company to increase any amounts payable to the Employee pursuant to this Agreement or to sent to any amendment that would materially and adversely change the Company’s financial, accounting or tax treatment of the payments to the Employee under this Agreement.  Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or commence payment before the later of (a) six months after the date of the Employee’s Separation from Service and (b) the payment date or commencement date specified in this Agreement for such item.

22.                                 Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301

With a copy to:	The Secretary of the Company

Employee:	David M. Overton
26901 Malibu Hills Road
Calabasas Hills, California 91301

23.                                 Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

24.                                 Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

25.                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

26.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

27.                                 Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

28.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code and any rules or regulations thereunder shall be deemed also to refer to any successor provisions to such sections.  All references to the Compensation Committee shall be deemed also to refer to any committee of the Board however designated that performs similar functions.

Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The provisions of this Agreement that may be reasonably interpreted as surviving termination of this Agreement, including Sections 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 27, shall continue in effect after termination and/or expiration of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date indicated next to their signatures below.

COMPANY:

THE CHEESECAKE FACTORY INCORPORATED,
a Delaware corporation

July 14, 2009	By:	/s/ Debby Zurzolo
Dated		DEBBY ZURZOLO,
Executive Vice President, Secretary and General Counsel

July 13, 2009		EMPLOYEE:
Dated

/s/ David Overton
DAVID OVERTON

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